UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2009

INFINITE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21816	52-1490422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Office Park Way
Pittsford, New York 14534
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (585) 385-0610

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 2, 2009 (the “Effective Date”), the Board of Directors (the “Board”) of Infinite Group, Inc. (the “Company”) appointed Donald W. Upson to the Board, filling an existing vacancy on the Board.  There is no existing family relationship between Mr. Upson and any director or executive officer of the Company.

Since June 2009, Mr. Upson has been providing consulting services to the Company at the rate of $9,600 per month.  Prior to June 2009, for approximately one year, he has been advising the Company without charge.

BIOGRAPHICAL INFORMATION REGARDING THE INCOMING DIRECTOR

The principal occupation and a brief summary of Mr. Upson’s background:

Donald W. Upson, 54, currently is the principal partner at ICG Government, a government technology and management consulting practice.  Prior to joining ICG Government, from 1998 to 2002, Mr. Upson served as the State of Virginia’s first Secretary of Technology, combining the State’s chief information officer, economic development and research roles.  Mr. Upson, since January 2007, also serves on the board of director of Lattice Incorporated (OTCBB:LTTC), a provider of information and communications technology solutions to the government and commercial markets.  He is a graduate of California State University, Chico and was awarded an Honorary Doctorate in Humane Letters from Marymount University, and has also completed graduate work in public administration at George Washington University.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 2, 2009.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2009	INFINITE GROUP, INC.

	By:	/s/ Michael S. Smith
Michael S. Smith
President and Chief Executive Officer